Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 7, 2012--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2012. Revenues for the second quarter were $10.4 million, compared to $37.4 million for the same period in 2011. Net loss for the second quarter was $8.0 million, compared to net income of $19.5 million for the same period in 2011. At June 30, 2012, XenoPort had cash, cash equivalents and short-term investments of $81.7 million.

XenoPort Business Updates

The following key events occurred since the beginning of the second quarter of 2012:

  The U.S. Food and Drug Administration (FDA) approved Horizant® (gabapentin enacarbil) Extended-Release Tablets for the management of postherpetic neuralgia (PHN) in adults, which resulted in a $10.0 million payment received from GlaxoSmithKline (GSK) in June 2012. GSK started promoting Horizant for the management of PHN in the United States in July 2012.
  Regnite® (gabapentin enacarbil) Extended-Release Tablets was launched in Japan on July 10, 2012, by Astellas Pharma Inc. Regnite is approved in Japan for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults. Astellas’ promotional efforts are expected to focus on sleep and neurology specialists. Approximately 1,200 Astellas sales representatives are expected to participate in the promotion of Regnite.
  XenoPort conducted an End-of-Phase 2 meeting with the FDA in which it received feedback that a proposed development program for XP21279, a novel prodrug of levodopa, could support a potential New Drug Application (NDA) submission under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. Based on its discussions with the FDA, XenoPort believes that a single, pivotal, Phase 3 clinical trial comparing optimized doses of XP21279 to Sinemet, along with an open-label safety study, could form the basis for an NDA submission as a potential treatment of the symptoms of advanced idiopathic Parkinson’s disease. XenoPort plans to initiate certain activities in preparation for potential Phase 3 development of XP21279.
  XenoPort submitted an Investigational New Drug (IND) application to the FDA and initiated a Phase 1 clinical trial of XP23829. XP23829 is a prodrug of monomethyl fumarate (MMF) being developed as a potential treatment for relapsing-remitting multiple sclerosis (RRMS), and also may be a potential treatment for psoriasis.
  XenoPort was awarded a grant from The Michael J. Fox Foundation (MJFF) for Parkinson’s disease research that will support preclinical studies to explore XP23829 for its ability to protect against neurodegeneration in preclinical models of Parkinson’s disease. The grant of $0.3 million was awarded under the Foundation's Therapeutics Development Initiative Program.
  XenoPort completed an underwritten public offering, raising net proceeds of approximately $43.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We have made significant progress on a number of our programs since the start of the second quarter. I am especially pleased that we have been able to rapidly move XP23829 into its first human trial since we selected the compound for development in May 2011. We are also excited about our grant from MJFF to evaluate XP23829 in a preclinical model with the ultimate goal of providing a potential treatment to slow the progression of Parkinson’s disease.”

Dr. Barrett continued, “I am also encouraged by our meeting with the FDA regarding the possible future development of XP21279. The potential use of the 505(b)(2) regulatory pathway could expedite the development of XP21279 as a potential treatment for the symptoms of advanced idiopathic Parkinson’s disease. Finally, we are excited that Astellas has now launched Regnite in Japan, and we look forward to receiving our first revenues based on product sales later this year.”

XenoPort Second Quarter and Six-Month Financial Results

Net revenue from unconsolidated joint operating activities was $10.0 million for both the second quarter and six months ended June 30, 2012, compared to $30.0 million for both the second quarter and six months ended June 30, 2011. The decrease in net revenue from unconsolidated joint operating activities in both the second quarter and six months ended June 30, 2012 compared to the same periods in 2011 was due to the receipt and recognition of a $10.0 million payment from GSK under our collaboration agreement in connection with the approval of Horizant for the management of PHN in adults in the second quarter of 2012, compared with a $30.0 million payment from GSK under our collaboration agreement in connection with the approval of Horizant for RLS in the same period of the prior year. Pursuant to the terms of our collaboration agreement with GSK, XenoPort’s share of losses from the Horizant joint profit and loss (P&L) statement will be forgiven up to a maximum of $10.0 million. XenoPort’s share of joint P&L losses totaled approximately $8.3 million as of June 30, 2012. Net sales of Horizant for the second quarter and six months ended June 30, 2012, as recorded by GSK, were $1.6 million and $2.9 million, respectively.

Collaboration revenues were $0.4 million and $10.8 million for the second quarter and six months ended June 30, 2012, respectively, compared to $7.4 million and $7.8 million, respectively, for the same periods in 2011. The decrease in collaboration revenues for the second quarter of 2012 compared to the same period in 2011 was due to the receipt and recognition of a $7.0 million milestone payment from Astellas related to the FDA’s U.S. approval of Horizant in 2011. The increase in collaboration revenues for the six months ended June 30, 2012 compared to the same period in 2011 was due to the receipt and recognition of a $10.0 million milestone payment from Astellas in connection with the approval of Regnite in Japan in 2012 compared to the recognition of the $7.0 million milestone payment from Astellas related to the FDA’s U.S. approval of Horizant in 2011.

Research and development expenses for the second quarter and six months ended June 30, 2012 were $10.8 million and $23.0 million, respectively, compared to $9.9 million and $19.8 million, respectively, for the same periods in 2011. The increase in research and development expenses for the second quarter of 2012 compared to the same period in 2011 was primarily due to increased net costs for the arbaclofen placarbil (AP) development program as well as increased personnel costs due to severance benefits charges, partially offset by decreased net costs for XP21279. The increase in research and development expenses for the six months ended June 30, 2012 compared to the same period in 2011 was primarily due to increased net costs for the AP and XP23829 development programs as well as increased personnel costs due to severance benefits charges, partially offset by decreased net costs for XP21279.

Selling, general and administrative expenses remained relatively constant for the second quarter and six months ended June 30, 2012, and were $7.6 million and $15.0 million, respectively, compared to $8.1 million and $15.8 million, respectively, for the same periods in 2011.

Net loss for the second quarter of 2012 was $8.0 million, compared to a net income of $19.5 million for the same period in 2011. Net loss for the six months ended June 30, 2012 was $17.1 million, compared to net income of $2.3 million for the same period in 2011. Basic and diluted net loss per share were both $0.22 in the second quarter of 2012 versus basic and diluted net income per share of $0.55 for the same period in the prior year. For the six-month period ended June 30, 2012, basic and diluted net loss per share were both $0.48 versus basic net income per share of $0.07 and diluted net income per share of $0.06 for the same period in 2011.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 15718592.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 15718592.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant is approved in the United States for the treatment of RLS in adults and for the management of PHN in adults. GSK holds commercialization rights and certain development rights for Horizant in the United States. Regnite is approved for the treatment of RLS in adults in Japan. Astellas holds all development and commercialization rights for Regnite in Japan and five other Asian countries. XenoPort holds all other world-wide rights and has co-promotion and certain development rights to gabapentin enacarbil in the United States. XenoPort’s pipeline of product candidates includes potential treatments for patients with spasticity, Parkinson’s disease and relapsing-remitting multiple sclerosis.

To learn more about XenoPort, please visit the company Website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to Astellas’ expected commercialization and marketing efforts regarding Regnite; XenoPort’s XP21279 clinical development program and the timing and results thereof; XenoPort’s future pre-clinical studies and clinical trials and the timing thereof; FDA discussions, the regulatory process and the timing and outcome of regulatory actions; the potential for the filing of an NDA for XP21279 with the FDA under Section 505(b)(2); the suitability of XP21279 as a treatment for Parkinson’s disease; XenoPort’s XP23829 clinical development program and the timing and results thereof; the potential suitability of XP23829 as a treatment for relapsing-remitting MS and/or psoriasis; the potential of XP23829 to protect against neurodegeneration in preclinical models of Parkinson’s disease; the expectations of revenues based on product sales and the timing thereof; and the therapeutic and commercial potential of XenoPort’s preclinical and clinical product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “expect,” “future,” “goal,” “may,” “plans,” “possible,” “potential,” “proposed,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s dependence on Astellas to commercialize Regnite and GSK to commercialize Horizant; the uncertain results and timing of clinical trials and other studies; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements, including uncertainty as to whether the FDA would approve an NDA filed under Section 505(b)(2) and as to the requirements for acceptance and approval of any such filings; XenoPort’s dependence on its current and additional collaborative partners; the availability of resources to develop XenoPort’s product candidates; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Prospectus Supplement dated July 25, 2012 and filed with the Securities and Exchange Commission under Rule 424(b)(5) on July 26, 2012. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XENOPORT and Regnite are registered trademarks of XenoPort, Inc.
Horizant is a registered trademark of GlaxoSmithKline.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	June 30,	December 31,
	2012	2011

Current assets:
Cash and cash equivalents	$21,115	$25,386
Short-term investments	60,633	69,056
Prepaids and other current assets	3,077	3,010
Total current assets	84,825	97,452
Property and equipment, net	2,631	3,921
Restricted investments and other assets	2,232	2,663
Total assets	$89,688	$104,036
Liabilities:
Current liabilities	$11,528	$13,530
Noncurrent liabilities	13,786	15,371
Total liabilities	25,314	28,901
Stockholders’ equity (deficit):
Common stock	36	35
Additional paid-in capital and other	502,227	495,886
Accumulated deficit	(437,889)	(420,786)
Total stockholders’ equity	64,374	75,135
Total liabilities and stockholders’ equity	$89,688	$104,036

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenues:
Net revenue from unconsolidated joint operating activities	$10,000	$30,000	$10,000	$30,000
Collaboration revenue	379	7,379	10,758	7,758
Total revenues	10,379	37,379	20,758	37,758
Operating expenses:
Research and development*	10,804	9,904	22,982	19,758
Selling, general and administrative*	7,589	8,075	14,989	15,826
Total operating expenses	18,393	17,979	37,971	35,584
Income (loss) from operations	(8,014)	19,400	(17,213)	2,174
Interest income	55	55	110	125
Net income (loss)	$(7,959)	$19,455	$(17,103)	$2,299
Basic net income (loss) per share	$(0.22)	$0.55	$(0.48)	$0.07
Diluted net income (loss) per share	$(0.22)	$0.55	$(0.48)	$0.06
Shares used to compute basic net income (loss) per share	35,794	35,400	35,712	35,336
Shares used to compute diluted net income (loss) per share	35,794	35,635	35,712	35,665

* Includes employee non-cash stock-based compensation, as follows:

Research and development	$993	$1,279	$2,108	$2,786
Selling, general and administrative	1,969	2,277	4,215	4,683
Total non-cash stock-based compensation expense	$2,962	$3,556	$6,323	$7,469

CONTACT:
XenoPort
Jackie Cossmon, 408-616-7220
ir@XenoPort.com